EXHIBIT 10(a)
AGREEMENT

This Agreement (“Agreement”) is made and entered into by and between All American Building Systems, LLC, a limited liability company organized under the laws of the State of Indiana (“AABS”), and Caspar/Pope Joint Venture, a joint venture organized under the laws of the state of Wyoming, (“Contractor”) on this  7th day of September, 2010 (the “Effective Date”).

This Agreement consists of this cover and signature block plus:

Terms and Conditions of Sale
Exhibit A:	Identification of Project, Project Site and Work Sites
Exhibit B:	Scope of Work and Specifications
Exhibit C:	Purchase Price/Transfer of Ownership
Exhibit D:	Definitions Rider
Exhibit E:	Schedule of Work
Exhibit F:	Approved/Signed Plans
Exhibit G:	Change Order Form
Exhibit H:	Acceptance of Goods Form
Exhibit I:	Final Acceptance Form
Exhibit J:	Customer Service Manual

Signed as of the Effective Date

SIGNATURE BLOCK
All American Building Systems, LLC

By /s/ Greg Pope
Its Partner

SIGNATURE BLOCK
Casper/Pope Joint Venture

By /s/ Rick Bedell
Its President

TERMS AND CONDITIONS OF SALE

Contractor has entered into a General Contract with Casper College (“Owner” herein) for the construction of certain residence halls at Casper College.  Owner is the owner of a Community College Complex located at the site identified on Exhibit A (the "Project").  AABS has agreed to provide certain services and/or goods to Contractor to further the Project.  This Agreement and any exhibits or amendments hereto shall set forth the terms and conditions of the relationship between Contractor and AABS. All capitalized terms, unless otherwise defined in the text, shall have the meanings ascribed in the Definitions Rider, Exhibit D to this Agreement.

1.
Purchase and Sale of Services and Goods.  AABS shall sell and Contractor shall purchase the modular units and/or services described in the Specifications, Plans, and Scope of Work pursuant to the Exhibits attached hereto.  Through this Agreement, AABS is selling modular units and services associated with the delivery, set, and interior carpentry finish of modular units.  AABS is specifically not selling a final building.  Except as provided for in this Agreement, AABS is not entitled to payment for the design work, mechanical work, and other forms of work necessary to transform the modular units into a finished building product, and is not responsible for completing the same.

2.
Price and Payment Terms.  The Contract Price for the goods and/or services to be provided by AABS hereunder is set forth on Exhibit C.  Contractor shall pay AABS for such goods and/or services in accordance with the payment terms set forth on Exhibit C.  All terms are FOB Project Site (as identified on Exhibit A).  Risk of Loss on each Phase of Units shall pass to Contractor once the Units in that Phase have been Rough Set on Owner’s Foundation and AABS provides Contractor with a Notice of Completion of Rough Set.

3.
Delays and Contract Price Adjustment.  Notwithstanding anything to the contrary contained in this Agreement, if AABS is delayed in performing any work under this Agreement because of delays caused by any act or omission of Owner or Contractor (or anyone acting on behalf of Owner or Contractor, including any agent, employee, subcontractor, independent contractor acting on their behalf), labor disputes, civil or military authority, fire, unavoidable casualties, causes beyond AABS’ control, delay caused by pending mediation or arbitration or other causes which AABS reasonably determines constitutes a “Scope Change” and therefore justifies delay or by changes ordered in the work (collectively “Owner’s/Contractor’s Delays”), the Contract Price shall be increased by an amount equal to the additional costs incurred by AABS in performing any such work that were caused by such Owner’s/Contractor’s Delays, or the sum of one thousand dollars ($1,000.00) per day, whichever is less. Increases in the Contract Price pursuant to this Section 3 shall be in addition to, and not in limitation of, any fees payable or costs reimbursable to AABS as otherwise provided for in this Agreement or any other adjustment in the Contract Price provided for herein. Notwithstanding anything to the contrary contained in this Agreement, if Contractor is delayed in performing any work under this Agreement because of delays caused by any act or omission of AABS or anyone acting on AABS’ behalf, including any agent, employee, subcontractor, or independent contractor of AABS (collectively, “AABS’ Delays”), AABS shall pay Contractor an amount equal to the additional costs incurred by Contractor that were caused by such AABS’ Delays, or one thousand dollars ($1,000.00) per day of AABS’ Delays, whichever amount is less. Neither party shall be entitled to an increase or reimbursement where a delay results from acts of God, acts of terrorism, strikes, wars, floods, hurricanes, tropical storms, tornados, fires, or other catastrophic events outside the control of AABS and Contractor (“Excusable Delays”). REGARDLESS OF CAUSE OR THE RIGHT TO AN ADJUSTMENT IN THE CONTRACT PRICE, EACH DAY OF DELAY WHICH IS NOT THE FAULT OF AABS SHALL EXTEND ALL STATED DEADLINES OF AABS AS SET OUT IN THE SCHEDULE BY AS MANY DAYS.

4.
Owner’s and/or Contractor’s Responsibilities. Any and all Work in connection with the Project that is reasonably necessary for AABS to complete delivery of the goods and/or services contracted for hereunder, and which are not specifically and expressly identified as the responsibility of AABS, shall be the responsibility of the Owner and/or Contractor.

5.
Inspection by Owner.  AABS shall provide Owner, Contractor, and their assignees (the “Inspecting Parties”) the opportunity to inspect the Work (the “Inspection”) at the Plant of Manufacture.  The Inspecting Parties must provide AABS with written notice (the “Inspection Notice”) of their desire to inspect the Work at least two (2) days prior to such Inspection.  Subject to the terms contained herein, once AABS receives the Inspection Notice, AABS shall schedule the Inspection and notify the Inspecting Parties of the scheduled time and date of the Inspection.  If AABS, in its sole discretion, is not able to schedule the Inspection for the time and date requested by the Inspecting Parties in the Inspection Notice, AABS shall provide the Inspecting Parties with alternate Inspection times and/or dates.  The Inspecting Parties shall choose one of the alternate times and/or dates and notify AABS of their choice.  AABS shall then schedule the Inspection on the chosen time and/or date.

6.
Limited Warranty.  Subject to the conditions and limitations set forth in this Section 6, and subject to Owner’s compliance with the Customer Service Manual (Exhibit J), AABS warrants to Contractor for the Warranty Period (as defined below) that any buildings constructed by AABS shall conform to the Plans, meet the requirements of a residence hall, and be free of material defects in the workmanship and the materials provided by AABS.  The Warranty Period for each Building shall commence on the earlier of (i) the Substantial Completion of the Project or (ii) September 15, 2011, and shall terminate at 5:00 p.m. (local time) on the 365th day following the day of the commencement of said Warranty Period. This Warranty excludes labor, services, materials and/or equipment supplied by anyone other than AABS.

7.
Warranty Claims. In the event that, during the Warranty Period, Contractor shall discover the existence of Defective Work, Contractor shall provide written notice of such Defective Work to AABS prior to the termination of the Warranty Period.  Within ten (10) days after receipt of a Warranty Claim, AABS will notify Contractor of its acceptance or denial of all or any part of the Warranty Claim, which acceptance or denial shall be determined by AABS in the exercise of its sole discretion, subject, however, to the following criteria:

(i)	Any item listed on Contractor’s Warranty Claim that in fact complies with the Plans shall not constitute Defective Work.

(ii)
Any item listed on Contractor’s Warranty Claim that involves labor or materials not specifically identified as within the Scope of Work AABS is to perform under Exhibit B shall not constitute Defective Work.

(iii)
Any item listed on Contractor’s Warranty Claim that was caused by an event or occurrence after Substantial Completion of all the work which AABS is responsible for performing under Exhibit B shall not be deemed to be Defective Work unless directly and solely caused by an act or omission of AABS after such Substantial Completion.

(iv)
Any item listed on Contractor’s Warranty Claim that was caused by or was the result of work performed by Contractor, Owner, or their respective agents, employees, contractors or any other persons or entities other than AABS, including, but not limited to, damage caused by connection to water, sewer, electric, gas, phone or communication or other systems, shall not be deemed to be Defective Work.  This Subsection shall not apply to damage caused solely by AABS or its respective agents, employees, or contractors.  For example, if Contractor connects the water incorrectly and certain Units flood, the flood and any resulting damage shall not be deemed to be Defective Work.  However, if the Contractor connects the water correctly, but a problem with the pipes installed by AABS in a certain Unit leak, the defective pipes would be deemed Defective Work (assuming there are no other issues that would prevent the problem with the pipes from being deemed Defective Work).

8.
DISCLAIMER OF WARRANTIES.  EXCEPT AS SET FORTH HEREIN, AABS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  AABS DOES NOT AUTHORIZE, NOR DOES IT ADOPT, CONFIRM, OR RATIFY, ANY WARRANTY OR REPRESENTATION MADE BY ANY PERSON OR ANY OTHER SOURCE REGARDING THE GOODS AND/OR SERVICES SOLD OR PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE SPECIFICALLY DESCRIBED ELSEWHERE IN THIS AGREEMENT.  THE EXCLUSIVE REMEDY IS LIMITED TO REPAIR OR REPLACEMENT, AT AABS’ OPTION, OF THE DEFECTIVE WORK.  AABS SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGES, INCLUDING LOST PROFITS, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING IN ANY MANNER FROM THIS WARRANTY OR CLAIMS HEREUNDER.  THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

9.
Prevailing Wages.  Contractor represents and warrants to AABS that there are no state, county or local laws, ordinances, codes, rules or regulations that affect the wages to be paid to those laborers, mechanics, carpenters and other skilled tradesmen employed by AABS other than standard Wage and Hour requirements impacting overtime.  Contractor further warrants that the provisions of Section 212(a) of the National Housing Act, as amended, regarding the payment of prevailing wage rates do not apply to this Project.  If Section 212(a) or any state, county or local laws, ordinances, codes, rules or regulations now or hereafter exist that increase the cost to AABS of performance of its obligations under this Agreement, the Contract Price shall be increased by the amount of the increase in cost of performance by AABS.

10.
Insurance.  Owner or Contractor shall secure and maintain at its own expense insurance covering general liability and property damage in an amount of not less than one million dollars ($1,000,000) per occurrence and not less than two million dollars ($2,000,000) general aggregate, as well as additional excess liability of not less than three million dollars ($3,000,000).  Contractor shall furnish a certificate of such insurance to AABS and will promptly pay all premiums on said policy as when the same becomes due and shall name AABS as an additional insured.  AABS shall provide Contractor a copy of AABS property damage and liability insurance coverage, which shall match Owner’s or Contractor’s coverage amounts outlined above.  Said policy shall name Contractor as an additional insured for damage and/or incident, as covered in the policy, to the Modular Units that are the subject of this Agreement.  Subject to the limitations outlined in Section 2 above, AABS’ insurance and/or the insurance of AABS’ subcontractors shall cover each Phase of Units until the Units in that Phase have been Rough Set on Owner’s Foundation.  AABS shall also maintain proper worker’s compensation insurance coverage as required by the states of Colorado and Wyoming for all worked performed in Colorado or Wyoming, respectively.  AABS shall furnish a certificate of such insurance to Contractor.

11.
Indemnity.  To the fullest extent permitted by law, Contractor agrees to indemnify, defend, and hold harmless AABS and its officers, agents, employees and subcontractors from and against any and all claims, losses, damages, and liabilities, including all costs of litigation and attorneys’ fees, personal injury (including death) and destruction of tangible property, arising out of, or resulting from, this Agreement.  Notwithstanding the above, Contractor shall not be required to defend, indemnify or hold harmless AABS, its employees, agents, subcontractors or anyone employed directly or indirectly by any of them for their own respective negligent acts or omissions.  This provision shall survive the Substantial Completion of the Work and/or termination of this Agreement.

To the fullest extent permitted by law, AABS agrees to indemnify, defend, and hold harmless Contractor and its officers, agents and employees from and against any and all claims, losses, damages, and liabilities, including all costs of litigation and attorneys’ fees, personal injury (including death) and destruction of tangible property, arising out of, or resulting from, the negligent acts or omissions that are solely attributable to AABS, its employees, agents, subcontractors or anyone employed directly or indirectly by any of them.  Notwithstanding the above, AABS shall not be required to defend, indemnify or hold harmless the Contractor, its employees, agents, subcontractors or anyone employed directly or indirectly by any of them for their own respective negligent acts or omissions.  This provision shall survive the Substantial Completion of the work and/or termination of this Agreement.

12.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

13.
Dispute Resolution.  Contractor and AABS will attempt to resolve any dispute arising out of their business relationship through good faith negotiation by officers empowered to make decisions.  If the dispute cannot thus be resolved, the parties shall submit the dispute to non-binding mediation administered by a mutually agreeable mediation group.  Mediation shall be held in Denver, Colorado.  If the dispute cannot be resolved through mediation, the parties shall submit the dispute to arbitration administered by a single arbitrator, selected by the parties, in accordance with the American Arbitration Association Commercial Arbitration Rules and judgment on the award by the arbitrator may be entered in any court having jurisdiction thereof.  Arbitration shall be held in Denver, Colorado.  To the fullest extent permitted by law, the prevailing party shall be entitled to its reasonable attorneys’ fees from the losing party.

14.
Trade Usage. Contractor and AABS have expressed all of their respective rights and obligations in this Agreement.  Trade usage shall neither be applicable nor relevant to this Agreement nor be used in any manner to explain, qualify, or supplement any of the terms of this Agreement.

15.	Assignment. Neither Contractor nor AABS shall assign its interest in this Agreement without the written consent of the other.

16.
Lien Rights.  Nothing in this Agreement shall limit any rights or remedies that AABS may have under lien laws (legal or equitable) including, but not limited to, the Uniform Commercial Code and the laws of the jurisdiction of the Project applicable to liens of vendors or construction contractors.

17.
Publication.  Contractor grants AABS a license to use photographic images of the Buildings and the name of the Project in AABS’ advertising without royalty or other remuneration.  Additionally, Contractor authorizes AABS to reference this Project in AABS’ press releases, marketing literature and other promotional items.

18.
Taxes.  AABS shall be responsible for the payment of any sales tax for materials, products, or services sold to Contractor hereunder, and AABS shall be responsible for any applicable use, local, or state taxes.  Any and all such taxes which may be imposed on AABS in connection with the performance of the Work which AABS is responsible for performing under Exhibit B and the provision of goods and/or services to Contractor shall be the responsibility of AABS.

19.
Licenses and Permits.  AABS shall, at its own expense, obtain the necessary licenses and permits required by Casper, Wyoming for AABS and its agents, employees and subcontractors to perform the Work which AABS is responsible for performing under Exhibit B.  Any additional licenses or permits shall be the sole responsibility of the Owner or Contractor.

20.
Additional Documents.  Subject to the following exceptions and limitations contained herein, AABS agrees to be bound to the Contractor by the terms and conditions of the Standard Form of Agreement Between Owner and Contractor (“A111”) between Casper College and Caspar/Pope Joint Venture dated September 10, 2009 and the General Conditions of the Contract for Construction (“A201”) (collectively, the “Casper Contract Documents”) applicable to subcontractors.  In the event of any conflict between any provision of this Agreement and any provision of the Casper Contract Documents, the provision of this Agreement shall control.  Additionally, AABS specifically rejects the following provisions of the Casper Contract Documents, if such provisions are applicable to AABS, such that the terms and conditions of such provisions shall not apply to this Agreement or the relationship between Contractor and AABS: Article 9 of A111; Article 11 of A111; Section 12.1.4 of A111 except for Subsections 12.1.4.2 – 12.1.4.5; and Section 3.5.3 of A201.

21.
Entire Agreement.  This Agreement is the entire agreement between Contractor and AABS and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter, constitutes a complete statement of the terms of agreement between the parties, and supersedes any and all prior agreement or understandings between the parties.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties hereto.

EXHIBIT C
PURCHASE PRICE/TRANSFER OF OWNERSHIP

CONTRACT PRICE:  Seven Million Nine Hundred Eighty Nine Thousand One Hundred Ninety Two Dollars ($7,989,192.00).

TERMS:  On the Effective Date, Contractor shall (i) pay AABS Five Hundred Thousand Dollars ($500,000.00) (“Initial Payment”) and (ii) deposit Six Hundred Ninety Eight Thousand Three Hundred Seventy Eight and 80/100 Dollars ($698,378.80) ("Escrow Funds") into an escrow account (the "Escrow Account") accessible by AABS.  Subject to the conditions outlined below, once the first modular unit to be built under this Agreement is completed and ready to ship, AABS shall be entitled to draw the amount of One Hundred Thousand Dollars ($100,000.00) (the “Escrow Draw”) from the Escrow Account on a weekly basis, unless such amount is not available in the Escrow Account, then the Escrow Draw for that week shall be the remaining amount available in the Escrow Account.  AABS shall be entitled to receive the Escrow Draw once the Contractor and AABS both sign the weekly escrow release (the “Escrow Release”) indicating that the project contemplated by this Agreement (the “Project”) is substantially on schedule at the time of the scheduled Escrow Draw.  If the Project is not substantially on schedule at the time of a scheduled Escrow Draw, Contractor may choose to withhold its signature on the Escrow Release until such time as the Project is substantially back on schedule.  All Escrow Draws after the original Escrow Draw shall be scheduled one (1) week from the date Contractor signs the applicable Escrow Release.  Contractor shall not unreasonably withhold its signature on the Escrow Release.  AABS shall have no obligation to cause manufacturing of the modular units to commence prior to receipt of the Initial Payment and deposit of the Escrow Funds into the Escrow Account.

Prior to shipment of the modular units sold by AABS to Contractor, Contractor shall pay the total invoice amount for each such modular unit less (i) fifteen percent (15%) of the total invoice amount, which consists the portion of the Initial Payment and Escrow Funds applicable to these modular units that shall have been previously paid by Contractor, (ii) the retainage (as outlined below), and (iii) the amounts previously paid by Contractor by two party check to the Specialty Suppliers (defined below) for the materials or services applicable to these modular units.  The Specialty Suppliers shall be those suppliers listed on Exhibit 1 to this Exhibit C.

All onsite work to be completed by the end of the month, including the cost of set, interior carpentry finish, and delivery, shall be billed to Contractor by AABS using the “Subcontractor’s Application for Payment” form (the “Application for Payment”). All Applications for Payment shall be submitted to Contractor by the 25th of the month in which the work represented by the billing is performed.  Payment, less (i) fifteen percent (15%) of the Application for Payment, which consists the portion of the Initial Payment and Escrow Funds applicable to the onsite work that shall have been previously paid by Contractor, and (ii) the amounts previously paid by Contractor by two party check to the Specialty Suppliers for the materials or services included in the Application for Payment, shall be due thirty (30) days from the date of billing.

The Contractor shall, within (7) days after receipt of an Application for Payment, issue to AABS a written acknowledgement of receipt of the Application for Payment, which shall indicate the amount the Contractor has determined to be properly due and, if applicable, the reasons for withholding payment in whole or in part.

Ten percent (10%) of the amounts due and owing for the modular units shall be retained by Contractor until such time as AABS provides a written notice of the completion (the “Notice of Completion”) of the Project.  From the date of the Notice of Completion, Contractor shall have ten (10) days to complete and inspect the individual modular units and create a punch list for any items deemed defective.  AABS shall then complete any necessary repair of any actual defective item.  Within sixty (60) days of receipt of the Notice of Completion, Contractor shall pay the retainage amount to AABS upon receipt of (i) the final invoice applicable to the units and (ii) AABS’ written confirmation of completion of repair of any actual defective items.

Interest shall accrue on any amount overdue at the rate of fifteen percent (15%) per annum or the maximum amount allowed by Colorado Law, whichever is less.

EXHIBIT D
DEFINITIONS RIDER

As used in this Agreement for Sale of Modular Buildings, the following terms have the following meanings.

1. Acceptance of Goods.  Contractor has inspected and determined that Units are substantially complete in accordance with the contract such that they can be utilized by Owner for the intended use.

2. Building.  The Buildings are more particularly described in the signed plans set forth on Exhibit F.

3. Defective Work.  Work that is not free of defects in workmanship or materials or which does not otherwise conform to the Specifications or the Plans.

4. Delivery.  Transportation is to be facilitated by AABS from the manufacturing facility to the Work Site.

5. Exterior Finish.  All siding, soffit fascia and trims.

6. Foundation.  That permanent foundation, compliant with building codes and all other applicable regulations, ordinances and statutes, to which Modular Units will be permanently affixed or stacked.

7. Foundation Tolerances.  The tolerances for the level surface and horizontal directions of the Foundation and the attached sill plate for the Buildings to be produced and provided by AABS pursuant to this Agreement.  Foundation Tolerances are as follows: all horizontal, vertical and elevation dimensions shall have a tolerance of no more than ¼ inch +/- and all diagonal dimensions shall have a tolerance of no more than ½ inch +/-.

8. Modular Unit or Unit.  A structural component of a Building to be provided by AABS.

9. Order.  The written direction by Contractor for AABS to commence to purchase parts for and to manufacture Modular Units.  The Contractor shall specify in the Order the model, colors, materials and other particulars for the Modular Units comprising a Building and shall identify the intended Work Site.

10. Plans. Drawings and other specifications for Modular Units approved by Contractor and Owner prior to placement of an Order.

11. Plant of Manufacture.  The manufacturing facility where the Modular Units are constructed.

12. Pre-Delivery Inspection.  Inspection by Contractor upon AABS’ Substantial Completion of the manufacture of the Modular Units prior to Delivery.

13. Rough Set.  The removal of a Modular Unit from a delivery carrier and the affixation of the Modular Unit to its Foundation and connection to adjacent Modular Units.

14. Specifications.  Those specifications which are attached hereto as Exhibit F.

15. Substantial Completion.  The point at which AABS completes all of the items that it is required to complete, as indicated on the Scope of Work included as Exhibit B, except for those minor “punch list” items that do not prevent a Certificate of Occupancy from being issued.

16. Uniform Commercial Code.  The Uniform Commercial Code as applicable in the jurisdiction of the Work Site.

17. Warranty.  The limited warranty set forth in Section 10 of the Terms and Conditions of Sale.

18. Warranty Claim.  A claim, or a notice of a claim, by Contractor for correction or remediation of Defective Work pursuant to the Warranty.

19. Work Site. Location of Project where AABS is to deliver and install Modular Units.